Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-269752 and No. 333-261323) on Form S-3 and (No. 333-262324, No. 333-271252, No. 333-271253 and No. 333-277759) on Form S-8 of our report dated February 27, 2026, with respect to the consolidated financial statements of Navitas Semiconductor Corporation.
/s/ KPMG LLP

Milwaukee, Wisconsin
February 27, 2026